                                                             EXHIBIT 99


                         Report of Independent Auditors

To the Stockholders of
The Williams Companies, Inc.

We have audited the accompanying consolidated balance sheet of The Williams Companies, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Williams Companies, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                  ERNST & YOUNG LLP

Tulsa, Oklahoma
February 13, 1998

                          THE WILLIAMS COMPANIES, INC.
                        CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)                         Years Ended December 31,
                                                    ------------------------------------------
                                                       1997            1996            1995
                                                    ----------      ----------      ----------
Revenues:
   Gas Pipelines (Note 4)                           $  1,683.9      $  1,675.2      $  1,431.1
   Energy Services (Note 4)                            1,504.9         1,453.1         1,077.4
   Communications (Note 2)                             1,445.3           711.3           538.9
   Other                                                  38.4            48.0            17.4
   Intercompany eliminations (Note 17)                  (262.9)         (356.4)         (209.1)
                                                    ----------      ----------      ----------

      Total revenues                                   4,409.6         3,531.2         2,855.7
                                                    ----------      ----------      ----------

Profit-center costs and expenses:
   Costs and operating expenses                        2,664.5         2,064.1         1,700.7
   Selling, general and administrative expenses          780.1           585.5           488.8
   Other (income) expense--net (Note 6)                   38.6           (19.8)           (4.5)
                                                    ----------      ----------      ----------

      Total profit-center costs and expenses           3,483.2         2,629.8         2,185.0
                                                    ----------      ----------      ----------

Operating profit:
   Gas Pipelines (Note 4)                                614.2           562.4           389.7
   Energy Services (Note 4)                              360.9           332.3           257.5
   Communications (Notes 2 and 6)                        (55.7)            6.6            25.0
   Other                                                   7.0              .1            (1.5)
                                                    ----------      ----------      ----------

      Total operating profit                             926.4           901.4           670.7

General corporate expenses                               (50.9)          (41.4)          (37.7)
Interest accrued                                        (404.5)         (359.9)         (277.9)
Interest capitalized                                      15.9             6.9            14.5
Investing income (Note 5)                                 19.2            18.8            93.9
Gain on sale of interest in subsidiary (Note 2)           44.5              --              --
Gain (loss) on sales of assets (Note 6)                     --            15.7           (12.6)
Write-off of project costs (Note 6)                         --              --           (41.4)
Minority interest in income of consolidated
   subsidiaries (Note 2)                                 (14.0)             --           (10.0)
Other income (expense)--net                               (8.1)            3.9             1.9
                                                    ----------      ----------      ----------

Income from continuing operations
   before income taxes                                   528.5           545.4           401.4
Provision for income taxes (Note 7)                      178.0           183.1           102.0
                                                    ----------      ----------      ----------

Income from continuing operations                        350.5           362.3           299.4
Income from discontinued operations (Note 3)                --              --         1,018.8
                                                    ----------      ----------      ----------

Income before extraordinary loss                         350.5           362.3         1,318.2
Extraordinary loss (Note 8)                              (79.1)             --              --
                                                    ----------      ----------      ----------

Net income                                               271.4           362.3         1,318.2

Preferred stock dividends (Note 15)                        9.8            10.4            15.3
                                                    ----------      ----------      ----------
Income applicable to common stock                   $    261.6      $    351.9      $  1,302.9
                                                    ==========      ==========      ==========


See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
                  CONSOLIDATED STATEMENT OF INCOME (CONCLUDED)


                                                              Years Ended December 31,
                                                         -----------------------------------
                                                           1997          1996         1995
                                                         --------      --------     --------
Basic earnings per common share (Notes 1 and 9):

        Income from continuing operations                $   1.06      $   1.10     $    .94
        Income from discontinued operations (Note 3)           --            --         3.36
                                                         --------      --------     --------

        Income before extraordinary loss                     1.06          1.10         4.30
        Extraordinary loss (Note 8)                          (.25)           --           --
                                                         --------      --------     --------

        Net income                                       $    .81      $   1.10     $   4.30
                                                         ========      ========     ========


Diluted earnings per common share (Notes 1 and 9):

        Income from continuing operations                $   1.04      $   1.07     $    .92
        Income from discontinued operations (Note 3)           --            --         3.25
                                                         --------      --------     --------

        Income before extraordinary loss                     1.04          1.07         4.17
        Extraordinary loss (Note 8)                          (.24)           --           --
                                                         --------      --------     --------

        Net income                                       $    .80      $   1.07     $   4.17
                                                         ========      ========     ========


See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
                           CONSOLIDATED BALANCE SHEET


(Dollars in millions, except per-share amounts)
                                                                     December 31,
                                                              ---------------------------
                                                                1997              1996
                                                              ---------         ---------
ASSETS
  Current assets:
     Cash and cash equivalents                                $     81.3         $    115.3
     Receivables less allowance of $19.3
        ($9.7 in 1996)                                           1,200.5              952.9
     Transportation and exchange gas receivable                    130.4              117.7
     Inventories (Note 11)                                         300.5              204.6
     Commodity trading assets                                      180.3              147.2
     Deferred income taxes (Note 7)                                224.6              199.5
     Other                                                         138.3              152.9
                                                              ----------         ----------

        Total current assets                                     2,255.9            1,890.1

  Investments (Note 5)                                             291.4              190.6
  Property, plant and equipment--net (Note 12)                  10,055.6            9,386.3
  Goodwill and other intangible
     assets--net (Notes 1 and 2)                                   435.2              198.1
  Other assets and deferred charges                                840.9              753.7
                                                              ----------         ----------

        Total assets                                          $ 13,879.0         $ 12,418.8
                                                              ==========         ==========


See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
                     CONSOLIDATED BALANCE SHEET (CONCLUDED)


(Dollars in millions, except per-share amounts)
                                                                      December 31,
                                                               ----------------------------
                                                                  1997              1996
                                                               ---------         ----------
 LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
       Notes payable (Note 14)                                $    693.0         $    269.5
       Accounts payable (Note 13)                                  886.3              683.3
       Transportation and exchange gas payable                      67.7               73.7
       Accrued liabilities (Note 13)                             1,157.3              975.3
       Commodity trading liabilities                               182.0              137.9
       Long-term debt due within one year (Note 14)                 41.1               59.6
                                                              ----------         ----------

          Total current liabilities                              3,027.4            2,199.3

    Long-term debt (Note 14)                                     4,565.3            4,376.9
    Deferred income taxes (Note 7)                               1,718.9            1,626.6
    Other liabilities                                              878.6              787.5
    Minority interest in consolidated subsidiaries
       (Note 2)                                                    117.1                7.5
    Contingent liabilities and commitments (Note 18)
    Stockholders' equity (Note 15):
       Preferred stock, $1 par value, 30,000,000 shares
          authorized, 2,497,472 shares issued in 1997 and
          3,241,552 shares issued in 1996                          142.2              161.0
       Common stock, $1 par value, 480,000,000 shares
          authorized, 325,065,668 shares issued in 1997 and
          320,428,326 shares issued in 1996                        325.1              320.4
       Capital in excess of par value                              957.6              887.5
       Retained earnings                                         2,209.4            2,119.5
       Other                                                        (4.5)              (2.2)
                                                              ----------         ----------

                                                                 3,629.8            3,486.2

       Less treasury stock (at cost), 4,879,127
          shares of common stock in 1997 and 5,474,674
          shares of common stock in 1996                           (58.1)             (65.2)
                                                              ----------         ----------

          Total stockholders' equity                             3,571.7            3,421.0
                                                              ----------         ----------

          Total liabilities and stockholders' equity          $ 13,879.0         $ 12,418.8
                                                              ==========         ==========


See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


(Dollars in millions,                                        Capital in
 except per-share amounts)                Preferred   Common   Excess     Retained           Treasury
                                            Stock      Stock  Par Value   Earnings   Other    Stock      Total
                                          ---------   ------- ---------   --------   -----   --------   --------
Balance, December 31, 1994                $ 100.0   $ 313.2  $ 782.2     $   716.5  $ (1.3) $ (405.1)  $  1,505.5

Net income--1995                               --        --       --       1,318.2      --        --      1,318.2
Cash dividends--
  Common stock ($.36 per share)                --        --       --        (107.2)     --        --      (107.2)
  Preferred stock (Note 15)                    --        --       --         (11.9)     --        --       (11.9)
Issuance of shares--
  38,639,762 common                            --       2.8     56.9            --    (1.7)    352.7       410.7
  2,500,000 preferred                       142.5        --       --            --      --        --       142.5
Exchange of shares for debentures--
  2,760,548 preferred (Note 15)             (69.0)       --     (3.5)           --      --        --       (72.5)
Purchase of treasury stock--
  142,800 preferred                            --        --       --            --      --      (3.7)       (3.7)
Tax benefit of stock-based awards              --        --      4.8            --      --        --         4.8
Amortization of deferred compensation          --        --       --            --      .7        --          .7
                                           ------    ------   ------      --------  ------    ------    --------
Balance, December 31, 1995                  173.5     316.0    840.4       1,915.6    (2.3)    (56.1)    3,187.1

Net income--1996                               --        --       --         362.3      --        --       362.3
Cash dividends--
  Common stock ($.47 per share)                --        --       --        (148.0)     --        --      (148.0)
  Preferred stock (Note 15)                    --        --       --         (10.4)     --        --       (10.4)
Issuance of shares--5,574,916 common           --       4.4     31.4            --     (.6)     12.0        47.2
Purchase of treasury stock--
  1,915,500 common                             --        --       --            --      --     (31.3)      (31.3)
  96,300 preferred                             --        --       --            --      --      (2.6)       (2.6)
Retirement of treasury stock--
  497,900 preferred                         (12.5)       --      (.3)           --      --      12.8          --
Tax benefit of stock-based awards              --        --     16.0            --      --        --        16.0
Amortization of deferred compensation          --        --       --            --      .7        --          .7
                                           ------    ------   ------      --------  ------    ------    --------
                                           $161.0    $320.4   $887.5      $2,119.5  $ (2.2)   $(65.2)   $3,421.0


NOTE: Certain amounts have been restated to reflect the December 29, 1997 two-for-one stock split and distribution.

See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (CONCLUDED)


(Dollars in millions,                                        Capital in
 except per-share amounts)             Preferred   Common    Excess      Retained           Treasury
                                         Stock     Stock    Par Value    Earnings   Other    Stock      Total
                                       ---------   ------   ---------    --------   -----   --------   --------
Balance, December 31, 1996              $161.0     $320.4     $887.5     $2,119.5   $(2.2)  $(65.2)    $3,421.0

Net income--1997                            --         --         --        271.4      --       --        271.4
Cash dividends--
  Common stock ($.54 per share)             --         --         --       (171.7)     --       --       (171.7)
  Preferred stock (Note 15)                 --         --         --         (9.8)     --       --         (9.8)
Issuance of shares--5,221,039 common        --        4.7       48.7           --     (.7)     7.1         59.8
Conversion of preferred stock--
  2,528 shares                             (.3)        --         .3           --      --       --           --
Redemption of preferred stock--
  741,552 shares (Note 15)               (18.5)        --         --           --      --       --        (18.5)
Tax benefit of stock-based awards           --         --       21.1           --      --       --         21.1
Amortization of deferred compensation       --         --         --           --      .8       --           .8
Unrealized loss on marketable
   equity securities                        --         --         --           --    (2.4)      --         (2.4)
                                        ------     ------     ------     --------   -----   ------     --------
Balance, December 31, 1997              $142.2     $325.1     $957.6     $2,209.4   $(4.5)  $(58.1)    $3,571.7
                                        ======     ======     ======     ========   =====   ======     ========



NOTE: Certain amounts have been restated to reflect the December 29, 1997 two-for-one stock split and distribution.

See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

(Millions)                                                                Years Ended December 31,
                                                                     ----------------------------------
                                                                       1997         1996        1995
                                                                     ---------    ---------   ---------
OPERATING ACTIVITIES:

     Net income                                                     $   271.4   $   362.3   $ 1,318.2
     Adjustments to reconcile to cash provided from operations:
        Discontinued operations                                             -           -    (1,018.8)
        Extraordinary loss                                               79.1           -           -
        Premium on early extinguishment of debt                        (171.2)          -           -
        Depreciation, depletion and amortization                        499.5       421.0       375.5
        Provision for deferred income taxes                              81.8        72.4       125.4
        Provision for loss on property and other assets                  49.8           -        41.4
        (Gain) loss on dispositions of property
           and interest in subsidiary                                   (56.8)      (46.4)       10.5
        Minority interest in income of consolidated subsidiaries         14.0           -        10.0
        Changes in receivables sold                                     188.6       (13.1)       55.9
        Changes in receivables                                         (180.6)     (214.2)       33.2
        Changes in inventories                                          (73.7)      (16.1)       11.9
        Changes in other current assets                                  25.5         3.8         1.1
        Changes in accounts payable                                     195.8       204.0        (6.5)
        Changes in accrued liabilities                                   (7.9)      (24.9)      (33.4)
        Changes in current commodity trading assets
           and liabilities                                               11.0       (29.7)       28.1
        Changes in non-current commodity trading assets
           and liabilities                                              (47.7)      (37.7)      (82.1)
        Other, including changes in non-current
           assets and liabilities                                        41.0        29.0       (41.7)
                                                                    ---------   ---------   ---------

           Net cash provided by operating activities                    919.6       710.4       828.7
                                                                    ---------   ---------   ---------

FINANCING ACTIVITIES:

     Proceeds from notes payable                                      1,860.4       356.8       116.8
     Payments of notes payable                                       (1,245.9)      (87.3)     (623.8)
     Proceeds from long-term debt                                     2,007.7     1,996.7       399.0
     Payments of long-term debt                                      (2,169.0)   (1,387.7)   (1,009.4)
     Proceeds from issuance of common stock                              62.9        54.3        78.1
     Purchases of treasury stock                                            -       (33.9)       (3.7)
     Dividends paid                                                    (181.5)     (158.4)     (119.1)
     Subsidiary preferred stock redemptions                                 -           -      (193.7)
     Other--net                                                         (17.7)       (6.3)       (3.5)
                                                                    ---------   ---------   ---------

           Net cash provided (used) by financing activities             316.9       734.2    (1,359.3)
                                                                    ---------   ---------   ---------


See accompanying notes.

                          THE WILLIAMS COMPANIES, INC.
                CONSOLIDATED STATEMENT OF CASH FLOWS (concluded)


                                                                  Years Ended December 31,
                                                              ----------------------------------
(Millions)                                                      1997         1996        1995
                                                              ---------    ---------   ---------
 INVESTING ACTIVITIES:

     Property, plant and equipment:
        Capital expenditures                                   $(1,162.1)  $  (818.9)  $  (827.5)
        Proceeds from dispositions                                 100.3        60.2        28.2
     Acquisition of businesses, net of cash acquired               (87.0)     (366.2)     (858.9)
     Proceeds from sales of businesses                                 -           -     2,588.3
     Income tax and other payments
        related to discontinued operations                          (9.7)     (261.7)     (350.4)
     Proceeds from sales of assets                                   5.2        23.0       125.1
     Purchase of investments/advances to affiliates               (134.2)      (76.9)      (49.7)
     Purchase of note receivable                                       -           -       (75.1)
     Other--net                                                     17.0        20.8         4.9
                                                               ---------   ---------   ---------

           Net cash provided (used) by investing activities     (1,270.5)   (1,419.7)      584.9
                                                               ---------   ---------   ---------

           Increase (decrease) in cash and cash equivalents        (34.0)       24.9        54.3

Cash and cash equivalents at beginning of year                     115.3        90.4        36.1
                                                               ---------   ---------   ---------


Cash and cash equivalents at end of year                       $    81.3   $   115.3   $    90.4
                                                               =========   =========   =========


See accompanying notes.

THE WILLIAMS COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

NATURE OF OPERATIONS

     Operations of The Williams Companies, Inc. (Williams) are located principally in the United States and are organized into three operating groups as follows: (1) Gas Pipelines, which is comprised of five interstate natural gas pipelines located in the eastern, midsouth, Gulf Coast, midwest and northwest regions; (2) Energy Services, which is comprised of natural gas gathering and processing facilities in the Rocky Mountain, midwest and Gulf Coast regions, energy trading and price-risk management activities throughout the United States, a petroleum products pipeline and ethanol production/marketing operations in the midwest region, and hydrocarbon exploration and production activities in the Rocky Mountain and Gulf Coast regions; and (3) Communications, which includes network integration and management services; video and other multimedia transmission services for the broadcast industry; business audio and video conferencing services; and installation and maintenance of customer-premise voice and data equipment. Additional information about these businesses is contained throughout the following notes.

BASIS OF PRESENTATION

     Revenues and operating profit amounts previously reported as Williams Natural Gas and Merchant Services are now reported as Central and Energy Marketing & Trading, respectively.

     On April 30, 1997, Williams and Northern Telecom (Nortel) combined their customer-premise equipment sales and service operations into a limited liability company, Williams Communications Solutions, LLC (LLC), formerly WilTel Communications, LLC (see Note 2). Communications' revenues and operating profit amounts for 1997 include the operating results of the LLC beginning May 1, 1997.

     Revenues and operating profit amounts include the operating results of Kern River Gas Transmission Company (Kern River) since the January 16, 1996, acquisition by Williams of the remaining interest (see Note 2). Prior to this acquisition, Williams accounted for its 50 percent ownership in Kern River using the equity method of accounting, with its share of equity earnings recorded in investing income.

     Revenues and operating profit amounts include the operating results of Transco Energy Company (Transco Energy) since its January 18, 1995, acquisition by Williams (see Note 2). The transportation operations from Transco Energy's two interstate natural gas pipelines are reported separately within the Gas Pipelines group. Transco Energy's gas gathering operations are included in Field Services, and its gas marketing operations are included in Energy Marketing & Trading.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Williams and its majority-owned subsidiaries. Companies in which Williams and its subsidiaries own 20 percent to 50 percent of the voting common stock, or otherwise exercise sufficient influence over operating and financial policies of the company, are accounted for under the equity method.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.

TRANSPORTATION AND EXCHANGE GAS IMBALANCES

     In the course of providing transportation services to customers, the natural gas pipelines may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. Additionally, the pipelines and other Williams subsidiaries transport gas on various pipeline systems which may deliver different quantities of gas on their behalf than the quantities of gas received. These transactions result in gas transportation and exchange imbalance receivables and payables which are recovered or repaid in cash or through the receipt or delivery of gas in the future. Settlement of imbalances requires agreement between the pipelines and shippers as to allocations of volumes to specific transportation contracts and timing of delivery of gas based on operational conditions.

INVENTORY VALUATION

     Inventories are stated at cost, which is not in excess of market, except for those held by Energy Marketing & Trading, which are primarily stated at market. The cost of inventories is primarily determined using the average-cost method, except for certain inventories held by Transcontinental Gas Pipe Line, which are determined using the last-in, first-out (LIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost. Depreciation is provided primarily on the straight-line method over estimated useful lives. Gains or losses from the ordinary sale or retirement of property, plant and equipment for regulated pipeline subsidiaries are credited or charged to accumulated depreciation; other gains or losses are recorded in net income.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill, which represents the excess of cost over fair value of assets of businesses acquired, is amortized on a straight-line basis over periods not exceeding 25 years. Other intangible assets are amortized on a straight-line basis over periods not exceeding 11 years. Accumulated amortization at December 31, 1997 and 1996 was $56 million and $31.8 million, respectively. Amortization of intangible assets was $24.2 million, $9.6 million and $6.2 million in 1997, 1996 and 1995, respectively.

TREASURY STOCK

     Treasury stock purchases are accounted for under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. Gains and losses on the subsequent reissuance of shares are credited or charged to capital in excess of par value using the average-cost method.

REVENUE RECOGNITION

     Revenues generally are recorded when services have been performed or products have been delivered. Petroleum Services bills customers when products are shipped and defers the estimated revenues for shipments in transit. The Gas Pipelines recognize revenues based upon contractual terms and the related transportation volumes through month-end. These pipelines are subject to Federal Energy Regulatory Commission (FERC) regulations and, accordingly, certain revenues are subject to possible refunds pending final FERC orders. Williams records rate refund accruals based on management's estimate of the expected outcome of these proceedings. Communications' customer-premise equipment sales and service business primarily uses the percentage of completion method of recognizing revenues for services provided.

COMMODITY PRICE-RISK MANAGEMENT ACTIVITIES

     Energy Marketing & Trading has trading operations that enter into energy-related derivative financial instruments and derivative commodity instruments (forward contracts, futures contracts, option contracts and swap agreements) to provide price-risk management services to its third-party customers. This trading operation also has commodity inventories and enters into short- and long-term energy-related purchase and sale commitments which involve physical delivery of an energy commodity. These financial instruments, physical inventories and commitments are valued at market and are recorded in commodity trading assets, other assets and deferred charges, commodity trading liabilities and other liabilities in the Consolidated Balance Sheet. The change in unrealized market gains and losses is recognized in income currently and is recorded as revenues in the Consolidated Statement of Income. Such market values are subject to change in the near term and reflect management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, liquidity of the market in which the contract is transacted, the terms of the contract, credit considerations, time value and volatility factors underlying the positions. Energy Marketing & Trading reports its trading operations' physical sales transactions net of the related purchase costs, consistent with market value accounting for such trading activities.

     Certain Energy Marketing & Trading's revenues were not considered to be trading operations in 1996 and 1995 and, therefore, were not reported net of related costs to purchase such items.

     Williams' operations also enter into energy-related derivative financial instruments and derivative commodity instruments (primarily futures contracts, option contracts and swap agreements) to hedge against market price fluctuations of certain commodity inventories and sales and purchase commitments. Unrealized and realized gains and losses on these hedge contracts are deferred and recognized in income when the related hedged item is recognized and recorded with the related hedged item. These contracts are initially and regularly evaluated to determine that there is a high correlation between changes in the market value of the hedge contract and market value of the hedged item.

INTEREST-RATE DERIVATIVES

     Williams enters into interest-rate swap agreements to modify the interest characteristics of its long-term debt. These agreements are designated with all or a portion of the principal balance and term of specific debt obligations. These agreements involve the exchange of amounts based on a fixed-interest rate for amounts based on variable interest rates without an exchange of the notional amount upon which the payments are based. The difference to be paid or received is accrued and recognized as an adjustment of interest expense. Gains and losses from terminations of interest-rate swap agreements are deferred and amortized as an adjustment to interest expense over the original term of the terminated swap agreement.

     Kern River specifically has interest-rate swap agreements that are not designated with long-term debt that are recorded in other liabilities at market value. Changes in market value are recorded as adjustments to a regulatory asset which is expected to be recovered in transportation rates.

     Williams enters into interest-rate forward contracts to lock-in underlying treasury rates on anticipated long-term debt issuances. The settlement amounts upon termination of the contracts are deferred and amortized as an adjustment to interest expense of the issued long-term debt over the term of the settled forward contract.

CAPITALIZATION OF INTEREST

     Williams capitalizes interest on major projects during construction. Interest is capitalized on borrowed funds and, where regulation by the FERC exists, on internally generated funds. The rates used by regulated companies are calculated in accordance with FERC rules. Rates used by unregulated companies approximate the average interest rate on related debt. Interest capitalized on internally generated funds is included in non-operating other income (expense)--net.

EMPLOYEE STOCK-BASED AWARDS

     Employee stock-based awards are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Williams' fixed plan common stock options do not result in compensation expense, because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

INCOME TAXES

     Williams includes the operations of its subsidiaries in its consolidated federal income tax return. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of Williams' assets and liabilities.

EARNINGS PER SHARE

     Basic earnings per share are based on the sum of the average number of common shares outstanding and issuable restricted and deferred shares. Diluted earnings per share assumes issuance of common stock from dilutive stock options and conversion of the $3.50 cumulative convertible preferred stock into common stock effective May 1, 1995. The earnings per share amounts and number of shares for 1996 and 1995 have been restated to reflect the effect of the two-for-one stock split and distribution (see Note 15) and the adoption of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (see Note
9).

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued two new accounting standards, SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Both standards, effective for fiscal years beginning after December 15, 1997, are disclosure-oriented standards. Therefore, neither standard will affect Williams' reported consolidated net income or cash flows.

2. ACQUISITIONS
-------------------------------------------------------------------------------

NORTEL
     On April 30, 1997, Williams and Nortel combined their customer-premise equipment sales and service operations into a limited liability company, Williams Communications Solutions, LLC. In addition, Williams paid $68 million to Nortel. Williams has accounted for its 70 percent interest in the operations that Nortel contributed to the LLC as a purchase business combination, and beginning May 1, 1997, has included the results of operations of the acquired company in Williams' Consolidated Statement of Income. Accordingly, the acquired assets and liabilities, including $168 million in accounts receivable, $68 million in accounts payable and accrued liabilities and $150 million in debt obligations, have been recorded based on an allocation of the purchase price, with substantially all of the cost in excess of historical carrying values allocated to goodwill.

     Williams recorded the 30 percent reduction in its operations contributed to the LLC as a sale to the minority shareholders of the LLC. Williams recognized a gain of $44.5 million based on the excess of the fair value over the net book value (approximately $71 million) of its operations conveyed to the LLC minority interest. Income taxes were not provided on the gain, because the transaction did not affect the difference between the financial and tax bases of identifiable assets and liabilities.

     If the transaction had occurred on January 1, 1996, Williams' unaudited pro forma revenues for the years ended 1997 and 1996 would have been $4,658 million and $4,268 million, respectively. The pro forma effect of the transaction on Williams' net income is not significant. Pro forma financial information is not necessarily indicative of results of operations that would have occurred if the transaction had occurred on January 1, 1996, or of future results of operations of the combined companies.

KERN RIVER

     On January 16, 1996, Williams acquired the remaining interest in Kern River for $206 million in cash. The acquisition was accounted for as a purchase, and the acquired assets and liabilities have been recorded based on an allocation of the purchase price, with substantially all of the cost in excess of Kern River's historical carrying value allocated to property, plant and equipment.

TRANSCO

     On January 18, 1995, Williams acquired 60 percent of Transco Energy's outstanding common stock in a cash tender offer for $430.5 million. Williams acquired the remaining 40 percent of Transco Energy's outstanding common stock on May 1, 1995, through a merger by exchanging the remaining Transco Energy common stock for approximately 31.2 million shares of Williams common stock valued at $334 million. The acquisition was accounted for as a purchase with 60 percent of Transco Energy's results of operations included in Williams' Consolidated Statement of Income for the period January 18, 1995, through April 30, 1995, and 100 percent included beginning May 1, 1995. The purchase price, including transaction fees and other related costs, was approximately $800 million, excluding $2.3 billion in preferred stock and debt obligations of Transco Energy.

3. DISCONTINUED OPERATIONS
-------------------------------------------------------------------------------

     On January 5, 1995, Williams sold its network services operations to LDDS Communications, Inc. for $2.5 billion in cash. The sale yielded a gain of $1 billion (net of income taxes of approximately $732 million) which is reported as income from discontinued operations.

4. REVENUES AND OPERATING PROFIT
-------------------------------------------------------------------------------

     Revenues and operating profit of Gas Pipelines and Energy Services for the years ended December 31, 1997, 1996 and 1995, are as follows:


(Millions)                            1997         1996         1995
-----------------------------------------------------------------------
REVENUES:
Gas Pipelines:
     Central                       $    184.4   $    178.4   $    174.3
     Kern River Gas Transmission        167.1        160.6           --
     Northwest Pipeline                 273.1        269.7        255.2
     Texas Gas Transmission             293.0        306.1        276.3
     Transcontinental Gas Pipe Line     766.3        760.4        725.3
-----------------------------------------------------------------------
                                   $  1,683.9   $  1,675.2   $  1,431.1
=======================================================================
Energy Services:
     Energy Marketing & Trading    $    135.8   $    261.1   $    153.5
     Exploration & Production           130.1         82.4         62.9
     Field Services                     690.3        616.3        532.9
     Petroleum Services                 548.7        493.3        328.1
-----------------------------------------------------------------------
                                   $  1,504.9   $  1,453.1   $  1,077.4
=======================================================================
Operating Profit:
     Gas Pipelines:
     Central                       $     57.0   $     44.8   $     45.0
     Kern River Gas Transmission        120.3        113.0           --
     Northwest Pipeline                 124.0        124.9        115.7
     Texas Gas Transmission              87.6         85.1         64.0
     Transcontinental Gas Pipe Line     225.3        194.6        165.0
-----------------------------------------------------------------------
                                   $    614.2   $    562.4   $    389.7
=======================================================================
Energy Services:
     Energy Marketing & Trading    $     70.6   $     66.4   $     33.2
     Exploration & Production            30.3          2.8         (5.9)
     Field Services                     163.0        187.4        161.0
     Petroleum Services                  97.0         75.7         69.2
-----------------------------------------------------------------------
                                   $    360.9   $    332.3   $    257.5
=======================================================================

5. INVESTING ACTIVITIES
-------------------------------------------------------------------------------

     Investing income for the years ended December 31, 1997, 1996 and 1995, is as follows:


(Millions)                1997      1996      1995
---------------------------------------------------
Interest                 $  9.9   $  11.1   $  37.2
Dividends                   1.4       1.6      16.1
Equity earnings             7.9       6.1      40.6
---------------------------------------------------
                         $ 19.2   $  18.8   $  93.9
===================================================

     Dividends and distributions received from companies carried on an equity basis were $7 million in 1997 and 1996, and $44 million in 1995.

     At December 31, 1997, certain equity investments, with a carrying value of $46 million, have a market value of $175 million.

6. ASSET SALES AND WRITE-OFFS
-------------------------------------------------------------------------------
     In the fourth quarter of 1997, Communications incurred charges totaling $49.8 million related to the decision to sell the learning content business, and the write-down of assets and the development costs associated with certain advanced applications.

     In 1996, Williams recognized a pre-tax gain of $15.7 million from the sale of certain communication rights for approximately $38 million.

     In 1995, the development of a commercial coal gasification venture in south-central Wyoming was canceled, resulting in a $41.4 million pre-tax charge.

     In 1995, Williams sold its 15 percent interest in Texasgulf Inc. for approximately $124 million in cash, which resulted in an after-tax gain of approximately $16 million because of previously unrecognized tax benefits included in the provision for income taxes.

7. PROVISION FOR INCOME TAXES
--------------------------------------------------------------------------------
     The provision (credit) for income taxes from continuing operations includes:

(Millions)             1997       1996       1995
---------------------------------------------------
Current:
 Federal            $   75.9   $   96.3    $  (26.5)
 State                  18.4       14.4         3.1
 Foreign                 1.9         --          --
---------------------------------------------------
                        96.2      110.7       (23.4)
===================================================
Deferred:
 Federal                70.4       61.9       114.2
 State                  11.4       10.5        11.2
---------------------------------------------------
                        81.8       72.4       125.4
---------------------------------------------------
Total provision     $  178.0   $  183.1    $  102.0
===================================================

     Reconciliations from the provision for income taxes from continuing operations at the statutory rate to the provision for income taxes are as follows:

(Millions)                                    1997       1996        1995
---------------------------------------------------------------------------
Provision at statutory rate                $  185.0    $  190.9    $  140.5
Increases (reductions) in taxes
 resulting from:
    State income taxes                         19.3        16.1        13.5
    Income tax credits                        (16.5)      (19.0)      (18.7)
    Non-taxable gain from sale of
        interest in subsidiary (Note 2)       (15.6)         --          --
    Decrease in valuation allowance
        for deferred tax assets                  --          --       (29.8)
    Reversal of prior tax accruals               --          --        (8.0)
    Other-- net                                 5.8        (4.9)        4.5
---------------------------------------------------------------------------
Provision for income taxes                 $  178.0    $  183.1    $  102.0
===========================================================================

     Significant components of deferred tax liabilities and assets as of December 31 are as follows:

(Millions)                                    1997            1996*
--------------------------------------------------------------------
Deferred tax liabilities:
   Property, plant and equipment           $ 1,839.4       $ 1,755.8
   Investments                                 120.9            93.3
   Other                                       116.8           120.3
--------------------------------------------------------------------
        Total deferred tax liabilities       2,077.1         1,969.4
Deferred tax assets:
   Deferred revenues                            84.9            31.5
   Rate refunds                                119.9           111.4
   Accrued liabilities                         144.5           171.7
   Minimum tax credits                         131.3            86.8
   Other                                       102.2           140.9
--------------------------------------------------------------------
        Total deferred tax assets              582.8           542.3
--------------------------------------------------------------------
Net deferred tax liabilities               $ 1,494.3       $ 1,427.1
====================================================================

*Reclassified to conform to current classifications.

     Cash payments for income taxes (net of refunds) were $48 million, $395 million and $339 million in 1997, 1996 and 1995, respectively.

8. EXTRAORDINARY LOSS
--------------------------------------------------------------------------------
     In September 1997, Williams initiated a restructuring of its debt portfolio (see Note 14). During 1997, Williams paid approximately $1.4 billion to redeem approximately $1.3 billion of debt with stated interest rates in excess of 8.8 percent, resulting in an extraordinary loss of $79.1 million (net of a $46.6 million benefit for income taxes). In addition, approximately $30 million of costs to redeem have been deferred as a regulatory asset for rate recovery.

9. EARNINGS PER SHARE
--------------------------------------------------------------------------------
     Basic and diluted earnings per common share are computed for the years ended December 31, 1997, 1996 and 1995, as follows:

(Dollars in millions, except per-share
amounts; shares in thousands)           1997           1996           1995
---------------------------------------------------------------------------
Income from continuing operations       $  350.5     $  362.3      $  299.4
Preferred stock dividends                   (9.8)       (10.4)        (15.3)
---------------------------------------------------------------------------
Income from continuing operations
   available to common stockholders
   for basic earnings per share            340.7        351.9         284.1
Effect of dilutive securities:
   Convertible preferred stock dividends     8.7          8.8           5.8
---------------------------------------------------------------------------

Income from continuing operations
   available to common stockholders
   for diluted earnings per share       $  349.4     $  360.7      $  289.9
================================================================================

Basic weighted-average shares            321,184      319,048       302,807
Effect of dilutive securities:
   Convertible preferred stock            11,717       11,718         7,866
   Stock options                           4,638        5,232         3,370
----------------------------------------------------------------------------
                                          16,355       16,950        11,236
----------------------------------------------------------------------------
Diluted weighted-average shares          337,539      335,998       314,043
===========================================================================
Earnings per share from continuing operations:
   Basic                                $   1.06     $   1.10       $   .94
   Diluted                              $   1.04     $   1.07       $   .92
===========================================================================

     Options to purchase approximately 3.1 million shares of common stock at a weighted-average exercise price of $27.93 were outstanding at December 31, 1997, but were not included in the computation of diluted earnings per common share. Inclusion of these shares would be antidilutive, as the exercise prices of the options exceed the average market price of the common shares.

10. EMPLOYEE BENEFIT PLANS
-----------------------------------------------------------------------

PENSIONS

     Williams maintains non-contributory defined-benefit pension plans covering substantially all of its employees. Benefits are based on years of service and average final compensation. Pension costs are funded to satisfy minimum requirements prescribed by the Employee Retirement Income Security Act of 1974.

     Net pension expense consists of the following:

(Millions)                               1997         1996       1995
-----------------------------------------------------------------------
Service cost for benefits earned
   during the year                     $  30.9    $   30.3      $  19.5
Interest cost on projected benefit
   obligation                             49.8        43.9         40.1
Actual return on plan assets             (94.1)     (100.6)      (120.3)
Amortization and deferrals                44.1        61.3         82.0
-----------------------------------------------------------------------
Net pension expense                    $  30.7    $   34.9      $  21.3
=======================================================================


     Net pension expense increased in 1996 from 1995 as a result of a decrease in the discount rate from 8 1/2 percent to 7 1/4 percent and an increase in the number of plan participants. The following table presents the funded status of the plans:

(Millions)                                   1997        1996
-------------------------------------------------------------
Actuarial present value of
  benefit obligations:
    Vested benefits                          $ 507      $ 407
    Non-vested benefits                         42         37
-------------------------------------------------------------
    Accumulated benefit obligations            549        444
    Effect of projected salary increases       208        167
-------------------------------------------------------------
    Projected benefit obligations              757        611
Assets at market value                         736        637
-------------------------------------------------------------
Assets less than (in excess of)
  projected benefit obligations                 21        (26)
Unrecognized net (loss) gain                   (12)        37
Unrecognized prior-service cost                 (6)        (8)
Unrecognized transition asset                    3          3
-------------------------------------------------------------
Pension liability                            $   6      $   6
=============================================================

     The discount rate used to measure the present value of benefit obligations is 7 1/4 percent (7 1/2 percent in 1996); the assumed rate of increase in future compensation levels is 5 percent; and the expected long-term rate of return on assets is 10 percent. Plan assets consist primarily of commingled funds and assets held in a master trust. The master trust is comprised primarily of domestic and foreign common and preferred stocks, corporate bonds, United States government securities and commercial paper.

     Subsequent to December 31, 1997, Williams offered an early retirement incentive program to a certain group of employees. This program will not have a material impact on the funded status of the plans or Williams' financial position.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Williams sponsors health care plans that provide postretirement medical benefits to retired Williams employees who were employed full time, hired prior to January 1, 1992 (January 1, 1996, for Transco Energy employees) and have met certain other requirements.

     The plans provide for retiree contributions and contain other cost-sharing features such as deductibles and coinsurance. The accounting for the plans anticipates future cost-sharing changes to the written plans that are consistent with Williams' expressed intent to increase the retiree contribution rate annually, generally in line with health care cost increases, except for certain retirees whose premiums are fixed. A portion of the cost has been funded in trusts by Williams' FERC-regulated natural gas pipeline subsidiaries to the extent recovery from customers can be achieved. Plan assets consist of assets held in two master trusts and money market funds. One of the master trusts was previously described, and the other consists primarily of domestic and foreign common stocks, government bonds and commercial paper.

     Net postretirement benefit expense consists of the following:

(Millions)                               1997     1996      1995
-----------------------------------------------------------------
Service cost for benefits earned
  during the year                      $  7.1    $  6.4    $  7.4
Interest cost on accumulated
  postretirement benefit obligation      24.4      22.7      23.9
Actual return on plan assets            (19.4)    (16.4)    (17.9)
Amortization of unrecognized
  transition obligation                   4.1       5.0       5.0
Amortization and deferrals               21.0      19.7      23.1
-----------------------------------------------------------------
Net postretirement benefit expense     $ 37.2    $ 37.4    $ 41.5
=================================================================

     The following table presents the funded status of the plans:

(Millions)                                           1997       1996
--------------------------------------------------------------------
Actuarial present value of postretirement
  benefit obligation:
     Retirees                                       $ 223      $ 200
     Fully eligible active plan participants           34         26
     Other active plan participants                   126         89
--------------------------------------------------------------------
        Accumulated postretirement benefit
          obligation                                  383        315
Assets at market value                                185        155
--------------------------------------------------------------------
Assets less than accumulated postretirement
     benefit obligation                               198        160
Unrecognized net gain                                  18         60
Unrecognized prior-service credit                       4          1
Unrecognized transition obligation                    (61)       (65)
--------------------------------------------------------------------
Postretirement benefit liability                     $159       $156
====================================================================

     The amount of postretirement benefit costs deferred as a regulatory asset at December 31, 1997 and 1996, is $107 million and $118 million, respectively, and is expected to be recovered through rates over approximately 15 years.

     The discount rate used to measure the present value of benefit obligations is 7 1/4 percent (7 1/2 percent in 1996). The expected long-term rate of return on plan assets is 10 percent (6 percent after taxes). The annual assumed rate of increase in the health care cost trend rate for 1998 is 8 1/2 to 9 1/2 percent, systematically decreasing to 5 percent by 2006. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rate by 1 percent in each year would increase the aggregate of the service and interest cost components of postretirement benefit expense for the year ended December 31, 1997, by $5 million and the accumulated postretirement benefit obligation as of December 31, 1997, by $46 million.

OTHER

     Williams maintains various defined-contribution plans covering substantially all employees. Company contributions are based on employees' compensation and, in part, match employee contributions. Company contributions are invested primarily in Williams common stock. Williams' contributions to these plans were $29 million in 1997, $23 million in 1996 and $19 million in 1995.

11. INVENTORIES
--------------------------------------------------------------------------------

(Millions)                                   1997        1996
-------------------------------------------------------------
Natural gas in underground storage:
     Transcontinental Gas Pipe Line (LIFO)$   38.3   $   38.8
     Energy Marketing & Trading                3.0        1.5
     Other                                    16.5         --
Petroleum products:
     Energy Marketing & Trading               68.6       12.7
     Other                                    30.1       33.7
Materials and supplies                       140.3      112.0
Other                                          3.7        5.9
-------------------------------------------------------------
                                          $  300.5   $  204.6
=============================================================

     If inventories valued on the LIFO method at December 31, 1997, were valued at current average cost, the amount would increase by approximately $13 million. Inventories valued on the LIFO method at December 31, 1996, approximate current average cost.

12. PROPERTY, PLANT AND EQUIPMENT
--------------------------------------------------------------------------------

(Millions)                              1997             1996
-------------------------------------------------------------
Cost:
Gas Pipelines:
     Central                       $     844.2    $     787.4
     Kern River Gas Transmission       1,003.9          990.5
     Northwest Pipeline                1,478.6        1,447.9
     Texas Gas Transmission            1,022.7          958.9
     Transcontinental Gas Pipe Line    3,334.8        3,095.7
Energy Services:
     Energy Marketing & Trading           43.0            5.4
     Exploration & Production            318.5          255.1
     Field Services                    2,352.4        2,188.3
     Petroleum Services                1,055.2        1,073.1
Communications                           535.0          257.3
Other                                    296.1          152.7
-------------------------------------------------------------
                                   $  12,284.4    $  11,212.3
Accumulated depreciation
  and depletion                       (2,228.8)      (1,826.0)
-------------------------------------------------------------
                                   $  10,055.6    $   9,386.3
=============================================================

     Commitments for construction and acquisition of property, plant and equipment are approximately $530 million at December 31, 1997.

13. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
--------------------------------------------------------------------------------

     Under Williams' cash-management system, certain subsidiaries' cash accounts reflect credit balances to the extent checks written have not been presented for payment. The amounts of these credit balances included in accounts payable are $92 million at December 31, 1997, and $95 million at December 31, 1996.







(Millions)                            1997              1996
--------------------------------------------------------------
Accrued liabilities:
     Rate refunds                $    337.5           $  305.1
     Employee costs                   191.5              178.1
     Interest                          79.4               95.2
     Income taxes payable              76.0               77.6
     Taxes other than income taxes     72.4               66.2
     Other                            400.5              253.1
--------------------------------------------------------------
                                 $  1,157.3           $  975.3
==============================================================

14. DEBT, LEASES AND BANKING ARRANGEMENTS
--------------------------------------------------------------------------------

NOTES PAYABLE

     During 1997, Williams Holdings of Delaware, Inc. (Williams Holdings) entered into a commercial paper program backed by new short-term bank-credit facilities totaling $650 million. At December 31, 1997, $645 million of commercial paper was outstanding under the program. In addition, Williams has entered into various other short-term credit agreements with amounts outstanding totaling $48 million and $269.5 million at December 31, 1997 and 1996, respectively. The weighted-average interest rate on the outstanding short-term borrowings at December 31, 1997 and 1996, was 6.56 percent and 7.85 percent, respectively.

DEBT

                                             Weighted-
                                             average
                                             interest         December 31,
(Millions)                                     rate*        1997       1996
------------------------------------------------------------------------------
The Williams Companies, Inc.
  Revolving credit loans                       7.1%    $    383.0    $    --
  Debentures, 8.875% - 10.25%,
    payable 2012, 2020, 2021 and 2025          8.6          137.0      587.5
  Notes, 6.365% - 9.625%, payable
    through 2004                               7.0          994.7      817.5
Williams Gas Pipelines Central
  Variable rate notes, payable 1999            8.2          130.0      130.0
Kern River Gas Transmission
  Notes, 6.42% and 6.72%, payable
    through 2001                               6.6          586.4      617.7
Northwest Pipeline
  Debentures, 7.125% - 10.65%,
    payable through 2025                       8.3          151.6      360.0
  Notes, 6.625%, payable 2007                  6.6          250.0         --
  Adjustable rate notes, payable
    through 2002                               9.0            8.3       10.0
Texas Gas Transmission
  Debentures, 7.25%, payable 2027              7.3           99.0         --
  Notes, 9.625% and 8.625%,
    payable 1997 and 2004                      8.6          152.4      253.6
Transcontinental Gas Pipe Line
  Revolving credit loans                       6.3          160.0         --
  Debentures, 7.25% and 9.125%,
    payable through 2026                       7.3          199.7      352.4
  Debentures, 7.08%, payable 2026
    (subject to debtholder
      redemption in 2001)                      7.1          200.0      200.0
  Notes, 8.125% and 8.875%,
    payable 1997 and 2002                      8.9          128.2      227.7
  Adjustable rate note, payable 2002           5.8          150.0         --
Williams Holdings of Delaware
  Revolving credit loans                       6.3          200.0      500.0
  Debentures, 6.25%, payable 2006              4.8          248.9      248.8
  Notes, 6.365% - 6.91%, payable
    through 2002                               6.7          258.6         --
Williams Pipe Line
  Notes, 8.95% and 9.78%, payable
    through 2001                               9.0           40.0      100.0
Williams Energy Ventures
  Adjustable rate notes                         --             --       25.6
Williams Communications Solutions, LLC
  Revolving credit loans                       6.2          125.0         --
Other, payable through 2000                    7.8            3.6        5.7
------------------------------------------------------------------------------
                                                          4,606.4    4,436.5
Current portion of long-term debt                           (41.1)     (59.6)
------------------------------------------------------------------------------
                                                       $  4,565.3  $ 4,376.9
==============================================================================

*At December 31, 1997, including the effects of interest-rate swaps.

        In September 1997, Williams initiated a restructuring of its debt portfolio. As of December 31, 1997, Williams has redeemed approximately $1.3 billion of debt with stated interest rates in excess of 8.8 percent. In January 1998, Williams redeemed $40 million of additional debt obligations. The restructuring was temporarily financed with the combination of short-term bank agreements, commercial paper and Williams' existing bank-credit agreement, until new long-term debt securities were issued. During the fourth quarter of 1997, Williams issued $550 million of new long-term debt obligations. In January 1998, Williams issued approximately $700 million in additional debt obligations.

        In July 1997, Williams entered into a new $1 billion bank-credit agreement, replacing the previous agreement. Under the new credit agreement, Northwest Pipeline, Transcontinental Gas Pipe Line, Texas Gas Transmission, and Williams Communications Solutions, LLC have access to various amounts of the facility, while Williams (parent) and Williams Holdings have access to all unborrowed amounts. Interest rates vary with current market conditions.

        For financial statement reporting purposes at December 31, 1997, $560 million in notes payable and current debt obligations, primarily related to the restructuring noted above, have been classified as non-current obligations based on Williams' intent and ability to refinance on a long-term basis. Williams' subsequent issuance of $700 million of long-term debt obligations in January 1998 is sufficient to complete these refinancings.

        Interest-rate swaps with a notional value of $450 million are currently being utilized to convert certain fixed rate debt obligations resulting in an effective weighted-average floating rate of 5.24 percent at December 31, 1997. Interest-rate swaps with a notional value of $130 million are currently being utilized to convert certain variable rate debt obligations resulting in an effective weighted-average fixed rate of 7.78 percent at December 31, 1997.

        Certain interest-rate swap agreements relating to Kern River which preceded the January 1996 purchase of Kern River by Williams and the subsequent Kern River debt refinancing, remain outstanding. In 1996, Kern River entered into additional interest-rate swap agreements to manage the exposure from the original interest-rate swap agreements. As described in Note 1, these interest-rate swap agreements are not designated with the Kern River debt, but when combined with interest on the debt obligations, Kern River's effective interest rate is 8.5 percent.

Aggregate minimum maturities and sinking-fund requirements, excluding lease payments and considering the reclassification of current obligations as previously described, for each of the next five years are as follows:

(Millions)
---------------------------------------------------------------
1998                                                   $     40
1999                                                        349
2000                                                        251
2001                                                      1,052
2002                                                      1,512
===============================================================

     Cash payments for interest (net of amounts capitalized) are as follows:
1997 -- $396 million; 1996 -- $347 million; and 1995 -- $266 million.

LEASES

     Future minimum annual rentals under non-cancelable operating leases are $113 million in 1998, $99 million in 1999, $84 million in 2000, $59 million in 2001, $55 million in 2002 and $176 million thereafter.

     Total rent expense was $126 million in 1997 and $78 million in 1996 and 1995.

15. STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

     On November 20, 1997, the board of directors of Williams declared a two-for-one common stock split and distribution; 160.1 million shares were issued on December 29, 1997. All references in the financial statements and notes to the number of common shares outstanding and per-share amounts reflect the effect of the split.

     In the third quarter of 1996, the board of directors authorized the open-market purchase of up to $800 million of Williams common stock. During 1996, 1.9 million shares were purchased at a total cost of approximately $31 million. No shares were purchased during 1997. In the fourth quarter of 1997, Williams' board of directors terminated the repurchase program.

     In connection with the 1995 merger with Transco Energy, Williams exchanged all of Transco Energy's outstanding $3.50 cumulative convertible preferred stock for 2.5 million shares of Williams' $3.50 cumulative convertible preferred stock. These shares are redeemable by Williams beginning in November 1999, at an initial price of $51.40 per share. Each share of $3.50 preferred stock is convertible at the option of the holder into 4.6875 shares of Williams common stock. Dividends per share of $3.50 were recorded in 1997 and 1996, and $2.33 in 1995.

     During 1995, Williams exchanged 2.8 million shares of its $2.21 cumulative preferred stock with a carrying value of $69 million for 9.6 percent debentures with a fair value of $72.5 million. The difference in the fair value of the new securities and the carrying value of the preferred stock exchanged was recorded as a decrease in capital in excess of par value. This amount did not impact net income, but is included in preferred stock dividends on the Consolidated Statement of Income and in the computation of earnings per share. The remaining shares of $2.21 cumulative preferred stock were redeemed by Williams at par ($25) in September 1997 for a total of $18.5 million. Dividends per share of $1.47 were recorded in 1997, and $2.21 in 1996 and 1995.

     In 1996, the board of directors adopted a Stockholder Rights Plan (the Rights Plan). Under the Rights Plan, each outstanding share of common stock has one-third of a preferred stock purchase right attached. Under certain conditions, each right may be exercised to purchase, at an exercise price of $140 (subject to adjustment), one two-hundredth of a share of junior participating preferred stock. The rights may be exercised only if an Acquiring Person acquires (or obtains the right to acquire) 15 percent or more of Williams common stock; or commences an offer for 15 percent or more of Williams common stock; or the board of directors determines an Adverse Person has become the owner of 10 percent or more of Williams common stock. The rights, which do not have voting rights, expire in 2006 and may be redeemed at a price of $.01 per right prior to their expiration, or within a specified period of time after the occurrence of certain events. In the event a person becomes the owner of more than 15 percent of Williams common stock or the board of directors determines that a person is an Adverse Person, each holder of a right (except an Acquiring Person or an Adverse Person) shall have the right to receive, upon exercise, common stock having a value equal to two times the exercise price of the right. In the event Williams is engaged in a merger, business combination or 50 percent or more of Williams' assets, cash flow or earnings power is sold or transferred, each holder of a right (except an Acquiring Person or an Adverse Person) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

     Williams has several plans providing for common-stock-based awards to employees and to non-employee directors. The plans permit the granting of various types of awards including, but not limited to, stock options, stock-appreciation rights, restricted stock and deferred stock. Awards may be granted for no consideration other than prior and future services. The purchase price per share for stock options and the grant price for stock-appreciation rights may not be less than the market price of the underlying stock on the date of grant. Stock options generally become exercisable after five years, subject to accelerated vesting if certain future stock prices are achieved. Stock options expire 10 years after grant. At December 31, 1997, 46.7 million shares of common stock were reserved for issuance pursuant to existing and future stock awards, of which 21.4 million shares were available for future grants (15.6 million at December 31, 1996).

     The following summary reflects stock option activity and related information for 1997 and 1996:

                                     1997                        1996
                             -------------------------------------------------
                                    Weighted-               Weighted-
                                      Average                 Average
                                     Exercise                Exercise
(Options in millions)        Options   Price         Options   Price
------------------------------------------------------------------------------
Outstanding--beginning
of year                        19.7    $12.85        15.7        $10.02
Granted                         6.7     24.83         8.2         16.71
Exercised                      (3.8)    11.13        (4.0)         9.14
Canceled                        (.3)    19.82         (.2)        21.01
------------------------------------------------------------------------------
Outstanding -- end of year     22.3    $16.66        19.7        $12.85
------------------------------------------------------------------------------
Exercisable at end of year     15.7    $13.21        10.9        $10.29
------------------------------------------------------------------------------
Weighted-average grant date
fair value of options
granted during the year                $ 5.98                     $3.92
==============================================================================

     The following summary provides information about stock options outstanding and exercisable at December 31, 1997:


                                         Stock Options            Stock Options
                                          Outstanding               Exercisable
                                      ----------------------   ----------------
                                                   Weighted-
                                    Weighted-       Average           Weighted-
Range of                              Average      Remaining            Average
Exercise           Options           Exercise     Contractual  Options Exercise
Prices           (millions)            Price         Life    (millions)   Price
------------------------------------------------------------   ----------------
$ 4.62 to $17.32     15.4             $12.91       7.5 years     15.4    $12.91
$18.00 to $49.34      6.9              24.98       9.6 years       .3     28.14
                     ----                                        ----
    Total            22.3             $16.66       8.1 years     15.7    $13.21
============================================================     ==============

     The fair value of the stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: expected life of the stock options of five years; volatility of the expected market price of Williams common stock of 23 percent (24 percent in 1996 and 1995); risk-free interest rate of 6.1 percent (6.2 percent in 1996 and
1995); and a dividend yield of 2.4 percent (3 percent in 1996 and 1995).

     Pro forma net income and earnings per share, assuming Williams had applied the fair-value method of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" in measuring compensation cost beginning with 1995 employee stock-based awards, are as follows:


                     1997                   1996                    1995
-------------------------------------------------------------------------------
                Pro                     Pro                     Pro
               forma   Reported        forma   Reported       forma    Reported
-------------------------------------------------------------------------------
Net income
(millions)     $252.8  $271.4          $359.9  $362.3         $1,306.1 $1,318.2
Earnings
per share:
Basic          $  .76  $  .81          $ 1.10  $ 1.10         $   4.26 $   4.30
Diluted        $  .74  $  .80          $ 1.07  $ 1.07         $   4.13 $   4.17
-------------------------------------------------------------------------------

     Pro forma amounts for 1997 include the remaining total compensation expense from the awards made in 1996, as these awards fully vested in 1997 as a result of the accelerated vesting provisions. Pro forma amounts for 1995 include total compensation expense from the awards made in 1995, as these awards fully vested in 1995 as a result of the accelerated vesting provisions. Since compensation expense from stock options is recognized over the future years' vesting period, and additional awards generally are made each year, pro forma amounts may not be representative of future years' amounts.

16. FINANCIAL INSTRUMENTS
-------------------------------------------------------------------------------
FAIR-VALUE METHODS

     The following methods and assumptions were used by Williams in estimating its fair-value disclosures for financial instruments:

     Cash and cash equivalents and notes payable: The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity of these instruments.

     Notes and other non-current receivables: For those notes with interest rates approximating market or maturities of less than three years, fair value is estimated to approximate historically recorded amounts.

     Investments-cost: Fair value is estimated to approximate historically recorded amounts as the operations underlying these investments are in their initial phases.

     Long-term debt: The fair value of Williams' long-term debt is valued using indicative year-end traded bond market prices for publicly traded issues, while private debt is valued based on the prices of similar securities with similar terms and credit ratings. At December 31, 1997 and

1996, 57 percent and 69 percent, respectively, of Williams' long-term debt was publicly traded. Williams used the expertise of an outside investment banking firm to estimate the fair value of long-term debt.

     Interest-rate swaps: Fair value is determined by discounting estimated future cash flows using forward interest rates derived from the year-end yield curve. Fair value was calculated by the financial institutions that are the counterparties to the swaps.

     Interest-rate locks: Fair value is determined using year-end traded market prices for the referenced U.S. Treasury securities underlying the contracts. Fair value was calculated by the financial institutions that are parties to the locks.

     Energy-related trading and hedging: Includes forwards, options, swaps and purchase and sales commitments. Fair value reflects management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, liquidity of the market in which the contract is transacted, the terms of the contract, credit considerations, time value and volatility factors underlying the positions.

CARRYING AMOUNTS AND FAIR VALUES OF WILLIAMS' FINANCIAL INSTRUMENTS

Asset (liability)                  1997                              1996
--------------------------------------------------------------------------------------
                                Carrying          Fair      Carrying          Fair
(Millions)                        Amount         Value        Amount         Value
--------------------------------------------------------------------------------------
Cash and cash
 equivalents                  $     81.3    $     81.3    $    115.3    $    115.3
Notes and other
 non-current receivables            32.5          32.5          27.4          27.4
Investments -- cost                102.8         102.8          71.2          71.2
Notes payable                     (693.0)       (693.0)       (269.5)       (269.5)
Long-term debt, including
 current portion                (4,605.4)     (4,693.0)     (4,435.1)     (4,594.4)
Interest-rate swaps                (51.1)        (46.8)        (54.8)        (63.7)
Interest-rate locks                 --            (8.3)         --            --
Energy-related trading:
 Assets                            324.9         324.9         253.6         253.6
 Liabilities                      (383.7)       (383.7)       (339.1)       (339.1)
Energy-related hedging:
 Assets                               .9          11.0            .9          11.2
 Liabilities                        --            (3.6)         (1.3)        (12.2)
--------------------------------------------------------------------------------------

     The preceding asset and liability amounts for energy-related hedging represent unrealized gains or losses and do not include the related deferred amounts.

     The 1997 average fair value of the energy-related trading assets and liabilities is $258 million and $345 million, respectively. The 1996 average fair value of the energy-related trading assets and liabilities is $196 million and $322 million, respectively.

     Williams has recorded liabilities of $21 million and $18 million at December 31, 1997 and 1996, respectively, for certain guarantees that represent the estimated fair value of these financial instruments.

OFF-BALANCE-SHEET CREDIT AND MARKET RISK

     Williams is a participant in the following transactions and arrangements that involve financial instruments that have off-balance-sheet risk of accounting loss. It is not practicable to estimate the fair value of these off-balance-sheet financial instruments because of their unusual nature and unique characteristics.

     In 1997, Williams entered into agreements to sell, on an ongoing basis, certain of their accounts receivables. Williams also sold certain receivables in 1996 under another revolving receivable sales program. At December 31, 1997 and 1996, $343 million and $152 million have been sold, respectively.

     In connection with the sale of Williams' network services operations, Williams has been indemnified by LDDS against any losses related to retained guarantees of $135 million and $158 million at December 31, 1997 and 1996, respectively, for lease rental obligations.

     Williams has issued other guarantees and letters of credit with off-balance-sheet risk that total approximately $56 million and $10 million at December 31, 1997 and 1996, respectively. Williams believes it will not have to perform under these agreements because the likelihood of default by the primary party is remote and/or because of certain indemnifications received from other third parties.

COMMODITY PRICE-RISK MANAGEMENT SERVICES

     Williams, through Energy Marketing & Trading, provides price-risk management services associated with the energy industry to its customers. These services are provided through a variety of financial instruments, including forward contracts, futures contracts, option contracts, swap agreements and purchase and sale commitments. See Note 1 for a description of the accounting for these trading activities. The net gain from trading activities was $125.8 million, $99.2 million and $65.8 million in 1997, 1996 and 1995, respectively.

     Energy Marketing & Trading enters into forward contracts and purchase and sale commitments which involve physical delivery of an energy commodity. Prices under these contracts are both fixed and variable. Swap agreements call for Energy Marketing & Trading to make payments to (or receive payments from) counterparties based upon the differential between a fixed and variable price or variable prices for different locations. The variable prices are generally based on either industry pricing publications or exchange quotations. Energy Marketing & Trading buys and sells option contracts which give the buyer the right to exercise the options and receive the difference between a predetermined strike price and a market price at the date of exercise. The market prices used for option contracts are generally exchange quotations. Energy Marketing & Trading also enters into futures contracts, which are commitments to either purchase or sell a commodity at a future date for a specified price and are generally settled in cash, but may be settled through delivery of the underlying commodity. The market prices for futures contracts are based on exchange quotations.

     Energy Marketing & Trading is subject to market risk from changes in energy commodity market prices, the portfolio position of its financial instruments and physical commitments, the liquidity of the market in which the contract is transacted, and changes in interest rates and credit risk.

     Energy Marketing & Trading manages market risk through established trading policy guidelines, which are monitored on an ongoing basis. Energy Marketing & Trading attempts to minimize credit-risk exposure to trading counterparties and brokers through formal credit policies and monitoring procedures. In the normal course of business, collateral is not required for financial instruments with credit risk.

     The notional quantities for trading activities at December 31 are as follows:

                                      1997                    1996
----------------------------------------------------------------------------------
                                 Payor    Receiver        Payor    Receiver
----------------------------------------------------------------------------------
Fixed price:
     Natural gas (TBtu)         1,327.9     1,702.5     1,066.6     1,196.8
     Refined products and
       crude (MMBbls)             337.2       230.7        34.4        26.3
     Power (Terawatt Hrs)          20.0        16.7        --          --
Variable price:
     Natural gas (TBtu)         2,091.1     1,508.2     1,584.9     1,123.8
     Refined products and
       crude (MMBbls)               4.5         3.1         3.7         3.3
Power (Terawatt Hrs)                 .2         2.1        --          --
----------------------------------------------------------------------------------

     The net cash flow requirement related to these contracts at December 31, 1997 and 1996, was $92 million and $117 million, respectively. At December 31, 1997, the cash flow requirements extend primarily through 2007.

CONCENTRATION OF CREDIT RISK

     Williams' cash equivalents consist of high quality securities placed with various major financial institutions with high credit ratings. Williams' investment policy limits its credit exposure to any one financial institution.

     At December 31, 1997 and 1996, approximately 57 percent and 69 percent, respectively, of receivables are for the sale or transportation of natural gas and related products or services. Approximately 33 percent and 23 percent of receivables at December 31, 1997 and 1996, respectively, are for communications and related services. Natural gas customers include pipelines, distribution companies, producers, gas marketers and industrial users primarily located in the eastern, northwestern and midwestern United States. Communications' customers include numerous corporations. As a general policy, collateral is not required for receivables, but customers' financial condition and credit worthiness are evaluated regularly.

17. OTHER FINANCIAL INFORMATION
--------------------------------------------------------------------------------

     Intercompany revenues (at prices that generally apply to sales to unaffiliated parties) are as follows:

(Millions)                                 1997         1996       1995
----------------------------------------------------------------------------------
Gas Pipelines:
     Central                            $    6.1    $    9.2   $    9.5
     Northwest Pipeline                      2.8         1.1        1.8
     Texas Gas Transmission                  7.6        20.5       37.7
     Transcontinental Gas Pipe Line         40.5        34.6       34.2
Energy Services:
     Energy Marketing & Trading*           (47.1)      130.7       62.2
     Exploration & Production              126.5        57.1        4.9
     Field Services                         32.3        26.2       14.0
     Petroleum Services                     81.6        67.7       44.6
Other                                       12.6         9.3         .2
----------------------------------------------------------------------------------
                                        $  262.9    $  356.4   $  209.1
----------------------------------------------------------------------------------

*Energy Marketing & Trading intercompany cost of sales, which are netted in revenues consistent with market-value accounting, exceed intercompany revenues in 1997.

Information for business segments is as follows:

                                                               (Millions)
                                               ----------------------------------------
                                                   1997            1996         1995
                                               -------------   ------------   ---------

Identifiable assets at December 31:
Gas Pipelines:
     Central                                    $     854.9   $     704.8   $     709.2
     Kern River Gas Transmission                    1,083.0       1,081.6          --
     Northwest Pipeline                             1,161.3       1,153.9       1,147.5
     Texas Gas Transmission                         1,162.1       1,132.2       1,151.8
     Transcontinental Gas Pipe Line                 3,413.9       3,305.4       3,159.5
Energy Services:
     Energy Marketing & Trading                       725.1         839.1         438.2
     Exploration & Production                         247.1         200.3         164.6
     Field Services                                 2,038.4       1,995.0       1,939.3
     Petroleum Services                               904.6         906.5         863.2
Communications                                      1,312.9         670.6         401.0
Investments                                           291.4         190.6         307.6
General corporate and other                           684.3         238.8         279.3
                                                -----------   -----------   -----------
     Consolidated                               $  13,879.0   $  12,418.8   $  10,561.2
                                                ===========   ===========   ===========

Additions to property, plant and equipment:
Gas Pipelines:
     Central                                    $      60.4   $      50.9   $      43.5
     Kern River Gas Transmission                       15.3           4.7          --
     Northwest Pipeline                                44.4          62.8         130.5
     Texas Gas Transmission                            74.5          50.1          32.1
     Transcontinental Gas Pipe Line                   224.8         272.1         238.7
Energy Services:
     Energy Marketing & Trading                        37.6            .6            .4
     Exploration & Production                          63.3          30.3          15.6
     Field Services                                   158.8         205.7         232.1
     Petroleum Services                                45.0          55.8          87.9
Communications                                        276.3          66.9          32.4
General corporate and other                           161.7          19.0          14.3
                                                -----------   -----------   -----------
     Consolidated                               $   1,162.1   $     818.9   $     827.5
                                                ===========   ===========   ===========

Depreciation, depletion and amortization:
Gas Pipelines:
     Central                                    $      28.0   $      27.5   $      27.3
     Kern River Gas Transmission                       17.8          15.5          --
     Northwest Pipeline                                55.2          43.2          34.9
     Texas Gas Transmission                            42.5          41.5          38.9
     Trancontinental Gas Pipe Line                    129.5         113.7         109.1
Energy Services:
     Energy Marketing & Trading                          .7            .6           1.2
     Exploration and Production                        12.6          10.5           9.8
     Field Services                                   102.7          94.7         100.4
     Petroleum Services                                35.0          34.1          26.4
Communications                                         66.8          30.9          20.3
General corporate and other                             8.7           8.8           7.2
                                                -----------   -----------   -----------
     Consolidated                               $     499.5   $     421.0   $     375.5
                                                ===========   ===========   ===========

     Identifiable assets are gross assets used by a business segment, including an allocated portion of assets used jointly by more than one business segment. Items such as investments are considered to be general corporate assets rather than identifiable assets of individual business segments.

18. CONTINGENT LIABILITIES AND COMMITMENTS
-------------------------------------------------------------------------------

RATE AND REGULATORY MATTERS AND RELATED LITIGATION

     Williams' interstate pipeline subsidiaries, including Williams Pipe Line, have various regulatory proceedings pending. As a result of rulings in certain of these proceedings, a portion of the revenues of these subsidiaries has been collected subject to refund. As to Williams Pipe Line, revenues collected subject to refund were $328 million at December 31, 1997; it is not expected that the amount of any refunds ordered would be significant. Accordingly, no portion of these revenues has been reserved for refund. As to the other pipelines, $337 million of revenues has been reserved for potential refund as of December 31, 1997.

     In 1997, the Federal Energy Regulatory Commission (FERC) issued orders addressing, among other things, the authorized rates of return for three of Williams' interstate natural gas pipeline subsidiaries. All of the orders involve rate cases that became effective between 1993 and 1995 and, in each instance, these cases have been superseded by more recently filed rate cases. In the three orders, the FERC continued its practice of utilizing a methodology for calculating rates of return that incorporates a long-term growth rate component. However, the long-term growth rate component used by the FERC is now a projection of U.S. gross domestic product growth rates. Generally, calculating rates of return utilizing a methodology which includes a long-term growth rate component results in rates of return that are lower than they would be if the long-term growth rate component were not included in the methodology. Each of the three pipeline subsidiaries challenged its respective FERC order in an effort to have the FERC change its rate of return methodology with respect to these and other rate cases. In October 1997, the FERC voted not to reconsider an order issued in one of the three pipeline proceedings, but convened a conference on January 30, 1998, to consider, on an industry-wide basis, issues with respect to pipeline rates of return.

     In 1992, the FERC issued Order 636, Order 636-A and Order 636-B. These orders, which were challenged in various respects by various parties in proceedings ruled on by the U.S. Court of Appeals for the D.C. Circuit, require interstate gas pipeline companies to change the manner in which they provide services. Williams' gas pipelines subsidiaries implemented restructurings in 1993. Certain aspects of three of its pipeline companies' restructurings are under appeal.

     On July 16, 1996, the U.S. Court of Appeals for the D.C. Circuit issued an order which in part affirmed and in part remanded Order 636. However, the court stated that Order 636 would remain in effect until FERC issued a final order on remand after considering the remanded issues. With the issuance of this decision, the stay on the appeals of individual pipeline's restructuring cases was lifted. The only appeal challenging Northwest Pipeline's restructuring has been dismissed. On February 27, 1997, the FERC issued Order No. 636-C which dealt with the six issues remanded by the D.C. Circuit. In that order, the FERC reaffirmed that pipelines should be exempt from sharing gas supply realignment costs. Requests for rehearing have been filed for the order.

CONTRACT REFORMATIONS AND GAS PURCHASE DEFICIENCIES

     As a result of FERC Order 636, which requires interstate gas pipelines to change the way they do business, each of the natural gas pipeline subsidiaries has undertaken the reformation or termination of its respective gas supply contracts. None of the pipelines has any significant pending supplier take-or-pay, ratable take or minimum take claims.

     Current FERC policy associated with Orders 436 and 500 requires interstate gas pipelines to absorb some of the cost of reforming gas supply contracts before allowing any recovery through direct bill or surcharges to transportation as well as sales commodity rates. Under Orders 636, 636-A, 636-B and 636-C, costs incurred to comply with these rules are permitted to be recovered in full, although a percentage of such costs must be allocated to interruptible transportation service.

     Pursuant to a stipulation and agreement approved by the FERC, Williams Gas Pipelines Central (Central) has made 11 filings to direct bill take-or-pay and gas supply realignment costs. The total amount approved for direct billing, net of certain amounts collected subject to refunds, is $67 million. An intervenor has filed protests seeking to have the FERC review the prudence and eligibility of approximately $40 million of costs covered by these filings. On July 31, 1996, the administrative law judge issued an initial decision rejecting the intervenor's prudency challenge. On September 30, 1997, the FERC, by a two-to-one vote, reversed the administrative law judge and determined that three life-of-lease producer contracts were imprudently entered into in 1982. Central has filed for rehearing, and management plans to vigorously defend the prudency of these contracts. An intervenor has also filed a protest seeking to have the FERC decide whether non-settlement costs are eligible for recovery under Order No.
636. In January 1997, the FERC held that none of the non-settlement costs could be recovered by Central if these costs were not eligible for recovery under Order No. 636. This order was affirmed on rehearing in April 1997. An initial decision from the administrative law judge is expected in the first quarter of 1998. If the FERC's final ruling on eligibility is unfavorable, Central will appeal these orders to the courts. Central will make additional filings under the applicable FERC orders to recover such additional costs as may be incurred in the future.
     Because of the uncertainties pertaining to the outcome of these issues currently pending at the FERC and the status of settlement negotiation and various other factors, Central cannot reasonably estimate the costs that may be incurred nor the related amounts that could be recovered from customers. Central is actively pursuing negotiations with the producers to resolve all outstanding obligations under the contracts. Based on the terms of what Central believes would be a reasonable settlement, $94 million has been accrued as a liability at December 31, 1997, including a $5 million fourth-quarter 1997 charge to expense for additional absorption of future costs. Central also has an $88 million regulatory asset at December 31, 1997, for estimated recovery of future costs from customers. Central cannot predict the final outcome of the FERC's rulings on contract prudency and cost recovery under Order No. 636 and is unable to determine the ultimate liability and loss, if any, at this time. If Central does not prevail in these FERC proceedings or any subsequent appeals, and if Central is able to reach a settlement with the producers consistent with the $94 million accrued liability, the loss could be the total of the regulatory asset and the $40 million of protested assets. Central continues to believe that it entered into the gas purchase contracts in a prudent manner under FERC rules in place at the time. Central also believes that the future recovery of these costs would be in accordance with the terms of Order No. 636.
     In September 1995, Texas Gas received FERC approval of a settlement regarding Texas Gas' recovery of gas supply realignment costs. Through December 31, 1997, Texas Gas has paid approximately $76 million and expects to pay no more than $80 million for gas supply realignment costs, primarily as a result of contract terminations. Texas Gas has recovered approximately $66 million, plus interest, in gas supply realignment costs.
     The foregoing accruals are in accordance with Williams' accounting policies regarding the establishment of such accruals which take into consideration estimated total exposure, as discounted and risk-weighted, as well as costs and other risks associated with the difference between the time costs are incurred and the time such costs are recovered from customers. The estimated portion of such costs recoverable from customers is deferred or recorded as a regulatory asset based on an estimate of expected recovery of the amounts allowed by FERC policy. While Williams believes that these accruals are adequate and the associated regulatory assets are appropriate, costs actually incurred and amounts actually recovered from customers will depend upon the outcome of various court and FERC proceedings, the success of settlement negotiations and various other factors, not all of which are presently foreseeable.

ENVIRONMENTAL MATTERS

     Since 1989, Texas Gas and Transcontinental Gas Pipe Line have had studies under way to test certain of their facilities for the presence of toxic and hazardous substances to determine to what extent, if any, remediation may be necessary. Transcontinental Gas Pipe Line has responded to data requests regarding such potential contamination of certain of its sites. The costs of any such remediation will depend upon the scope of the remediation. At December 31, 1997, these subsidiaries had reserves totaling approximately $28 million for these costs.
     Certain Williams subsidiaries, including Texas Gas and Transcontinental Gas Pipe Line, have been identified as potentially responsible parties (PRP) at various Superfund and state waste disposal sites. In addition, these subsidiaries have incurred, or are alleged to have incurred, various other hazardous materials removal or remediation obligations under environmental laws. Although no assurances can be given, Williams does not believe that the PRP status of these subsidiaries will have a material adverse effect on its financial position, results of operations or net cash flows.
     Transcontinental Gas Pipe Line, Texas Gas and Central have identified polychlorinated biphenyl (PCB) contamination in air compressor systems, soils and related properties at certain compressor station sites. Transcontinental Gas Pipe Line, Texas Gas and Central have also been involved in negotiations with the U.S. Environmental Protection Agency (EPA) and state agencies to develop screening, sampling and cleanup programs. In addition, negotiations with certain environmental authorities and other programs concerning investigative and remedial actions relative to potential mercury contamination at certain gas metering sites have been commenced by Central, Texas Gas and Transcontinental Gas Pipe Line. As of December 31, 1997, Central had recorded a liability for approximately $17 million, representing the current estimate of future environmental cleanup costs to be incurred over the next six to ten years. The Field Services unit of Energy Services had recorded an aggregate liability of approximately $12 million, representing the current estimate of its future environmental and remediation costs, including approximately $5 million relating to former Central facilities. Texas Gas and Transcontinental Gas Pipe Line likewise had recorded liabilities for these costs which are included in the $28 million reserve mentioned above. Actual costs incurred will depend on the actual number of contaminated sites identified, the actual amount and extent of contamination discovered, the final cleanup standards mandated by the EPA and other governmental authorities and other factors. Texas Gas, Transcontinental Gas Pipe Line and Central have deferred these costs pending recovery as incurred through future rates and other means.
     In connection with the 1987 sale of the assets of Agrico Chemical Company, Williams agreed to indemnify the purchaser for environmental cleanup costs resulting from certain conditions at specified locations, to the extent such costs exceed a specified amount. Such costs have exceeded this amount. At December 31, 1997, Williams had approximately $11 million accrued for such excess costs. The actual costs incurred will depend on the actual amount and extent of contamination discovered, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.
     A lawsuit was filed in May 1993 in a state court in Colorado in which certain claims have been made against various defendants, including Northwest Pipeline, contending that gas exploration and development activities in portions of the San Juan Basin have caused air, water and other contamination. The plaintiffs in the case sought certification of a plaintiff class. In June 1994, the lawsuit was dismissed for failure to join an indispensable party over which the state court had no jurisdiction. The Colorado court of appeals has affirmed the dismissal and remanded the case to Colorado district court for action consistent with the appeals court's decision. Since June 1994, eight individual lawsuits have been filed against Northwest Pipeline and others in U.S. district court in Colorado, making essentially the same claims. The district court has stayed all of the cases involving Northwest Pipeline until the plaintiffs exhaust their remedies before the Southern Ute Indian Tribal Court. Some plaintiffs filed cases in the Tribal court, but none named Northwest Pipeline as a defendant.

OTHER LEGAL MATTERS

     In 1991, the Southern Ute Indian Tribe (the Tribe) filed a lawsuit against Williams Production Company (Williams Production), a wholly-owned subsidiary of Williams, and other gas producers in the San Juan Basin area, alleging that certain coal strata were reserved by the United States for the benefit of the Tribe and that the extraction of coal-seam gas from the coal strata was wrongful. The Tribe seeks compensation for the value of the coal-seam gas. The Tribe also seeks an order transferring to the Tribe ownership of all of the defendants' equipment and facilities utilized in the extraction of the coal-seam gas. In September 1994, the court granted summary judgment in favor of the defendants and the Tribe lodged an interlocutory appeal with the U.S. Court of Appeals for the Tenth Circuit. Williams Production agreed to indemnify the Williams Coal Seam Gas Royalty Trust (Trust) against any losses that may arise in respect of certain properties subject to the lawsuit. In addition, if the Tribe is successful in showing that Williams Production has no rights in the coal-seam gas, Williams Production has agreed to pay to the Trust for distribution to then-current unitholders, an amount representing a return of a portion of the original purchase price paid for the units. On July 16, 1997, the U.S. Court of Appeals for the Tenth Circuit reversed the decision of the district court, held that the Tribe owns the coal-seam gas produced from certain coal strata on fee lands within the exterior boundaries of the Tribe's reservation, and remanded the case to the district court for further proceedings. On September 16, 1997, Amoco Production Company, the class representative for the defendant class (of which Williams Production is a part), filed its motion for rehearing en banc before the Court of Appeals. On December 4, 1997, the Tenth Circuit Court of Appeals agreed to rehear the appeal.
     In connection with agreements to resolve take-or-pay and other contract claims and to amend gas purchase contracts, Transcontinental Gas Pipe Line and Texas Gas each entered into certain settlements with producers which may require the indemnification of certain claims for additional royalties which the producers may be required to pay as a result of such settlements. In one of the two remaining cases, a jury verdict found that Transcontinental Gas Pipe Line was required to pay to a producer damages of $23.3 million including $3.8 million in attorneys' fees. Transcontinental Gas Pipe Line is considering an appeal. In the other remaining case, a producer has asserted damages, including interest calculated through December 31, 1996, of approximately $6 million.

     Producers have received and may receive other demands, which could result in additional claims. Indemnification for royalties will depend on, among other things, the specific lease provisions between the producer and the lessor and the terms of the settlement between the producer and either Transcontinental Gas Pipe Line or Texas Gas. Texas Gas may file to recover 75 percent of any such additional amounts it may be required to pay pursuant to indemnities for royalties under the provisions of Order 528.

     In November 1994, Continental Energy Associates Limited Partnership (the Partnership) filed a voluntary petition under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court, Middle District of Pennsylvania. The Partnership owned a cogeneration facility in Hazleton, Pennsylvania (the Facility). Hazleton Fuel Management Company (HFMC), a subsidiary of Transco Energy, formerly supplied natural gas and fuel oil to the Facility. Pursuant to a court-approved Plan of Reorganization, all litigation involving HFMC has been fully settled, and HFMC received $6.3 million from the bankruptcy estate, leaving it with approximately $14 million of outstanding receivables, all of which have been fully reserved.

     In addition to the foregoing, various other proceedings are pending against Williams or its subsidiaries which are incidental to their operations.

SUMMARY

     While no assurances may be given, Williams does not believe that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will have a materially adverse effect upon Williams' future financial position, results of operations or cash flow requirements.

19. MAPCO ACQUISITION
--------------------------------------------------------------------------------

     On November 24, 1997, Williams and MAPCO Inc. announced that they had entered into a definitive merger agreement whereby Williams would acquire MAPCO by exchanging 1.665 shares of Williams common stock for each outstanding share of MAPCO common stock. In addition, outstanding MAPCO employee stock options would be converted into Williams common stock. Approximately 96.8 million shares of Williams common stock valued at approximately $2.8 billion, based on the closing market price of Williams common stock on December 31, 1997, would be issued in the transaction. The transaction, subject to approval by both Williams and MAPCO stockholders and to review under federal anti-trust laws, is expected to close during the first quarter of 1998. MAPCO is engaged in the NGL pipeline, petroleum refining and marketing and propane marketing businesses, and will become part of the Energy Services business unit.

     The merger will be accounted for as a pooling of interests. Anticipated changes in accounting methods as a result of the merger are not expected to have a material impact on the financial position or results of operations of the combined entity.

     The following unaudited pro forma information combines the results of operations of Williams and MAPCO as if the companies had been combined throughout the periods presented.

                                                          Years Ended December 31,
----------------------------------------------------------------------------------------
(Millions, except per-share amounts)                  1997          1996          1995
----------------------------------------------------------------------------------------
Revenues                                         $   8,241.6   $   6,842.9   $   5,655.0
Income from continuing operations                      458.6         492.5         363.6
Net income                                             373.2         459.8       1,392.9
Basic earnings per common share:
     Income from continuing operations                  1.09          1.16           .87
     Net income                                          .88          1.08          3.43
Diluted earnings per common share:
     Income from continuing operations                  1.06          1.14           .86
     Net income                                          .86          1.06          3.35
----------------------------------------------------------------------------------------

     Pro forma financial information is not necessarily indicative of results of operations that would have occurred if the companies had been combined throughout the periods presented or of future results of operations of the combined companies.

QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data are as follows (millions, except per-share amounts). Per-share amounts reflect the effect of the two-for-one common stock split and distribution (see Note 15) and the adoption of SFAS No. 128.


                                             First       Second         Third         Fourth
1997                                       Quarter       Quarter       Quarter        Quarter
---------------------------------------------------------------------------------------------
Revenues                               $   1,001.4   $   1,020.6   $   1,121.0    $   1,266.6
Costs and operating expenses                 581.3         625.1         705.3          752.8
Income before
 extraordinary loss                          105.9         107.8          65.3           71.5
Net income (loss)                            105.9         107.8          (8.4)          66.1
Basic earnings per common share:
 Income before
      extraordinary loss                       .32           .33           .20            .21
 Net income (loss)                             .32           .33          (.03)           .19
Diluted earnings per common share:
 Income before
      extraordinary loss                       .31           .32           .19            .21
 Net income (loss)                             .31           .32          (.03)           .19
----------------------------------------------------------------------------------------------


1996
----------------------------------------------------------------------------------------------
Revenues                               $     893.7   $     837.5   $     842.2    $     957.8
Costs and operating expenses                 499.4         493.9         509.3          561.5
Net income                                   104.9          80.4          71.0          106.0
Basic earnings per common
 share                                         .32           .24           .21            .32
Diluted earnings per common
 share                                         .31           .24           .21            .31
-----------------------------------------------------------------------------------------------

     The sum of earnings per share for the four quarters may not equal the total earnings per share for the year due to changes in the average number of common shares outstanding.

     Second-quarter 1997 net income includes a $44.5 million gain related to the combination of Williams' and Nortel's customer-premise equipment sales and service business (see Note 2 of Notes to Consolidated Financial Statements). Third-quarter 1997 net income includes an extraordinary loss of $74 million related to the restructuring of Williams' debt portfolio (see Note 8 of Notes to Consolidated Financial Statements).

     Second-quarter 1996 net income includes recognition of favorable income tax adjustments totaling $10 million related to research credits and previously provided deferred income taxes on certain regulated capital projects. Third-quarter 1996 net income includes approximately $6 million, net of federal income tax effect, from the effects of state income tax adjustments related to 1995.


     Selected comparative fourth-quarter data are as follows (millions, except per-share amounts).

                                                     1997         1996
----------------------------------------------------------------------------
Operating profit:
     Gas Pipelines:
          Central                               $     5.6    $    10.9
          Kern River Gas Transmission                29.7         29.3
          Northwest Pipeline                         29.5         21.8
          Texas Gas Transmission                     32.1         29.5
          Transcontinental Gas Pipe Line             63.4         61.0
     Energy Services:
          Energy Marketing & Trading                 42.0         13.6
          Exploration & Production                   10.2          3.7
          Field Services                             33.5         56.3
          Petroleum Services                         33.9         18.3
     Communications                                 (51.8)          .6
     Other                                            2.8         (2.9)
----------------------------------------------------------------------------
Total operating profit                              230.9        242.1
General corporate expenses                          (18.7)       (11.6)
Interest expense N net                              (97.4)       (91.9)
Investing income                                      7.4          4.1
Gain on sale of asset                                --           15.7
Minority interest in income of consolidated
 subsidiaries                                        (4.5)        --
Other income (expense) N net                         (1.8)         8.0
----------------------------------------------------------------------------
Income before income taxes                          115.9        166.4
Provision for income taxes                           44.4         60.4
----------------------------------------------------------------------------
Income before extraordinary loss                     71.5        106.0
Extraordinary loss                                   (5.4)        --
----------------------------------------------------------------------------
Net income                                      $    66.1    $   106.0
----------------------------------------------------------------------------
Basic earnings per common share $                     .19    $     .32
----------------------------------------------------------------------------
Diluted earnings per common share               $     .19    $     .31
----------------------------------------------------------------------------

     Communications' fourth-quarter 1997 operating profit includes charges totaling approximately $49.8 million, related to the decision to sell the learning content business, the write-down of assets and the development costs associated with advanced applications. In addition, 1997 general corporate expenses include approximately $5 million in costs related to the MAPCO acquisition (see Note 19 of Notes to Consolidated Financial Statements).

     Field Services' fourth-quarter 1996 operating profit includes a gain of approximately $20 million from the property insurance coverage associated with construction of replacement gathering facilities. In addition, 1996 segment operating profit and general corporate expenses together include approximately $10 million related to an all-employee bonus that was linked to achieving record financial performance. In fourth-quarter 1996, Williams recognized a pre-tax gain of $15.7 million from the sale of certain communication rights.